EXHIBIT 99.1

FOR IMMEDIATE RELEASE		NEWS RELEASE

Date Submitted:	January 25, 2011	Contact: Samuel G. Stone
NASDAQ Symbol:	FBMI	Executive Vice President and
Chief Financial Officer
(989) 466-7325

Firstbank Corporation Announces Cash Dividend on Common Stock

Alma, MI (FBMI) – Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced today that a $0.01 per share cash dividend will be paid March 17, 2011, to common stock shareholders of record as of February 25, 2011. The $0.01 per share cash dividend is unchanged from the amount paid in the prior quarter.

Firstbank Corporation, headquartered in Alma, Michigan, is a bank holding company using a multi-bank-charter format with assets of $1.5 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.